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                                                                  EXHIBIT (d)(4)

                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

This AMENDMENT NO. 1, dated the 22nd day of December, 2003, is made by and between ABN AMRO FUNDS, a Delaware statutory trust (the "Trust") on behalf of ABN AMRO Mid Cap Fund (the "Fund"), and ABN AMRO ASSET MANAGEMENT, INC. (the "Adviser").

                                WITNESSETH THAT:

WHEREAS, the Trust has entered into an Investment Advisory Agreement (the "Agreement") with the Adviser, dated May 11, 2001, wherein the Trust retains the Adviser to render investment advisory services to the Fund, and the Adviser agrees to furnish such services to the Fund; and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to add a breakpoint to the compensation payable to the Adviser under the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Fund and the Adviser to amend Section 4 of the Investment Advisory Agreement as follows:

                  4. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 2 and 3 of this Agreement, the Fund shall pay to the Adviser within five business days after the end of each calendar month a monthly fee of one-twelfth of 0.80% for the first $100 million, 0.75% of the next $300 million and 0.70% over $400 million of the Fund's average daily net assets for that month.

In the event of termination of this Agreement, the fee provided in this Section 4 shall be paid on a pro-rata basis, based on the number of days during which this Agreement was in effect.

Except as set forth above, the Agreement shall remain unchanged and in full force and in effect and is hereby ratified and confirmed in all respects as amended.

         This Amendment shall take effect upon the day and month first written above.

IN WITNESS WHEREOF, the Trust and Adviser hereto have caused this Amendment to be signed by their duly authorized officers of the day and month first written above.

                                       ABN AMRO FUNDS for
                                       ABN AMRO MID CAP FUND

                                       By: /s/ Gerald Dillenburg
                                           --------------------------
                                       Title: C.O.O.

                                       ABN AMRO ASSET MANAGEMENT, INC.

                                       By:  /s/ Seymour A. Newman
                                           --------------------------
                                       Title:  C.F.O.